Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Third Quarter Results

SYKESVILLE, MD – October 25, 2011 – Carroll Bancorp, Inc. (OTCBB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced results of operations for the third quarter and the nine month period ending September 30, 2011. Net income for the three months ended September 30, 2011 was $28,000 compared to $66,000 for the three months ended September 30, 2010. Net income for the three month period ended September 30, 2011 included gains on sales of securities available for sale of $98,000. We sold these securities to help offset Other Real Estate Owned (“OREO”) write-downs and higher loan loss provision expense for recent loan originations during the quarter. By contrast, the three month period ended September 30, 2010 included gains on sales of securities available for sale of $84,000, which were sold to mitigate prepayment risk in the mortgage backed-securities portfolio resulting from current market conditions. This resulted in higher net income for the three month period ending September 30, 2010.

Net income for the nine month period ending September 30, 2011 was $73,000 compared to net income of $7,000 for the nine months ending September 30, 2010. The increase in net income for the nine month period is the result of lower interest expense due to lower cost of funds on deposits and lower loan loss provision expense, partially offset by a higher level of noninterest expenses relating to OREO. The Bank’s cost of funds decreased to 1.43% and the net interest margin improved to 2.95% for the nine months ending September 30, 2011 compared to 1.83% and 2.53%, respectively, for the nine months ending September 30, 2010.

“The positive trend in our 2011 quarterly and year to date earnings demonstrate our continued efforts to reduce the amount of problem assets and our ongoing efforts to improve the mix of our deposit base. Nonperforming loans decreased by $1.7 million, or 77.6%, and nonperforming assets decreased by $1.0 million, or 32.2%, since September 30, 2010. The improved deposit mix has reduced the Bank’s overall cost of funds and has resulted in an improved net interest margin. During this period the Bank’s profitability has improved and the Bank continues to focus on implementing its strategic plan” stated Russell Grimes, President and CEO.

Carroll Bancorp, Inc. closed its initial public offering to depositors and investors in a subscription and community offering on October 12, 2011, raising approximately $3.6 million in capital. Carroll Bancorp, Inc.’s common stock trades on the OTC Bulletin Board (www.otcbb.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Community Bank

Carroll Community Bank currently is a state-chartered commercial bank located in the Eldersburg area of Carroll County, Maryland and was originally founded in 1870. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Financial Highlights

	At September 30,	At December 31,	At September 30,
(Dollars in thousands)	2011	2010	2010
Selected Financial Condition Data:
Total assets	$95,914	$95,590	$96,095
Total loans	62,892	61,584	63,800
Allowance for loan losses	565	675	423
Deposits	84,881	84,767	85,015
Federal Home Loan Bank advances	5,000	5,000	5,000
Total equity	5,920	5,777	5,998

Asset Quality Ratios:
Allowance for loan losses to total loans	0.90%	1.10%	0.66%
Nonperforming loans to total loans	0.79%	4.73%	4.60%
Nonperforming assets to total assets	2.23%	3.25%	3.28%

Capital Ratios:
Total capital to risk-weighted assets	12.63%	13.64%	13.85%
Tier 1 capital to risk weighted assets	11.49%	12.39%	12.92%
Tier 1 capital to average assets	6.03%	5.86%	6.18%
Tangible equity to tangible assets	6.17%	6.04%	6.24%

	For the Three Months Ended September 30, (unaudited)		For the Nine Months Ended September 30, (unaudited)
( Dollars in thousands)	2011	2010	2011	2010
Selected Operating Data:
Interest and dividend income	$972	$1,024	$2,901	$2,927
Interest expense	294	397	935	1,201

Net interest income	678	627	1,966	1,726
Provision for loan losses	39	(1)	42	126

Net interest income after provision for loan losses	639	628	1,924	1,600
Noninterest income	144	123	291	274
Noninterest expense	746	652	2,121	1,891

Income (loss) before income tax expense (benefit)	37	99	94	(17)
Income tax expense (benefit)	9	33	21	(24)

Net income	$28	$66	$73	$7

Select Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	0.12%	0.27%	0.10%	0.01%
Return on average equity	1.83%	4.30%	1.65%	0.15%
Interest rate spread	3.04%	2.66%	2.93%	2.47%
Net interest margin	3.06%	2.73%	2.95%	2.54%
Efficiency ratio	90.79%	87.00%	93.96%	94.56%
Noninterest expense to average assets	3.13%	2.72%	2.98%	2.66%
Average interest-earning assets to average interest-bearing liabilities	101.49%	104.19%	101.83%	104.05%